1 EXECUTION VERSION Tax Deed PPL WPD Limited and National Grid Holdings One Plc 2021 9 June Exhibit 2.1

2 THIS DEED is made on 2021 BETWEEN: (1) PPL WPD LIMITED (No. 09172857) whose registered office is at Avonbank, Feeder Road, Bristol, BS2 0TB (the "Covenantor"); and (2) NATIONAL GRID HOLDINGS ONE PLC (No. 02367004) whose registered office is at 1 – 3 Strand, London, WC2N 5EH (the "Buyer" which expression shall include its successors and assigns). RECITAL This deed is entered into pursuant to the provisions of an agreement (the "Sale Agreement") made on March 2021 pursuant to which the Buyer agreed to purchase the entire issued share capital of PPL WPD Investments Limited. NOW THIS DEED WITNESSES AS FOLLOWS: 1. INTERPRETATION 1.1 Subject to clause 1.2 and unless the context otherwise indicates, words, expressions and abbreviations defined in the Sale Agreement shall have the same meanings in this deed and any provisions of the Sale Agreement concerning matters of construction or interpretation shall mutatis mutandis apply to this deed. 1.2 The following words, expressions and abbreviations used in this deed shall, unless the context otherwise requires, have the following meanings: "Accounts Relief" means any Relief to the extent that the same has either been shown as an asset of the Company in the Accounts or been taken into account in computing, and so reducing or extinguishing any provision for deferred Tax which appears, or would otherwise have appeared, in the Accounts; "Actual Tax Liability" means any liability (whether or not presently payable and whether satisfied or unsatisfied at Completion) of the Company to make an actual payment of Tax, including an Instalment, or in respect of Tax (including in relation to a group payment arrangement entered into in accordance with sections 59F-H of the Taxes Management Act 1970), in which case the amount of the Actual Tax Liability shall be the amount of the actual payment; "Anti-hybrid Tax Liability" means any Tax Liability to the extent that it arises as a result of Group Relief surrendered to the Company by PPL UK Resources Ltd in respect of the accounting periods ended 31 March 2017, 31 March 2018, 31 March 2019, 31 March 2020 and 31 March 2021 being unavailable; "Anti-hybrid Tax Indemnity Claim" means a claim pursuant to: (a) clause 2.1(c) of this deed; and/or (b) clause 2.1(d) of this deed to the extent that the relevant costs and expenses have arisen in relation to a Tax Liability which is an Anti-hybrid Tax Liability; "Buyer's Relief" means: (a) any Accounts Relief; and/or 9 June 17

3 (b) any Relief to the extent that the same arises in the ordinary course of business of the Company in respect of periods (or parts thereof) commencing on or after the Accounts Date and ended on the Completion Date; and/or (c) any Relief to the extent that the same arises as a consequence of or by reference to a Relevant Event occurring after Completion or in respect of periods (or parts thereof) commencing on or after the Completion Date; and/or (d) any Relief arising to any member of the Buyer’s Group (but excluding, for the avoidance of doubt, any of the Group Companies); "Claim for Tax" means: (a) any claim, assessment, demand, notice, determination or other document issued or action taken by or on behalf of any Taxation Authority or any other person by virtue of which the Company is or may have a Tax Liability; and/or (b) any self-assessment made by the Company in respect of any Tax Liability which it considers that it is or may become liable to pay, in either case where it appears that the Buyer could bring a Tax Claim in respect of the relevant Tax Liability; "Company" means each Group Company; "Covenantor's Group" means the Seller, its group undertakings (excluding the Company) and all of them and each of them from time to time as the context admits and "member of the Covenantor’s Group" shall be construed accordingly; "Deemed Tax Liability" means: (a) the loss, non-availability or reduction of any Accounts Relief, in which case the amount of the Deemed Tax Liability shall be the amount of Tax paid by the Company which would not have been paid but for such loss, non-availability or reduction; or (b) the utilisation or set-off of a Buyer's Relief available (or made available) to the Company against any Actual Tax Liability or against any income, profits or gains where, but for such setting off, the Buyer would have been entitled to make a claim under this deed, in which case the amount of the Deemed Tax Liability shall be equal to the amount which would have been payable by the Company but for the utilisation or set-off of that Buyer's Relief; "Finally Determined" means a Tax Claim which: (a) has been resolved by written agreement between the Covenantor and the Buyer; or (b) which is the subject of an order as to both liability and quantum made by a court or tribunal of competent jurisdiction or arbitration where either no right of appeal lies or the parties are debarred (whether by the passage of time or otherwise); "Group Relief" means any of the following: (a) relief surrendered or claimed pursuant to Part 5 or Part 5A of the CTA 2010; (b) a tax refund relating to an accounting period capable of being claimed or surrendered pursuant to section 963 of the CTA 2010; or

4 (c) the notional transfer of an asset or reallocation of a gain or loss pursuant to section 171A of the TCGA 1992 and the notional reallocation of gain pursuant to section 792 of the CTA 2009; (d) any other Relief available between members of a group for Tax purposes; "HMRC" means Her Majesty's Revenue and Customs; "HMRC Enquiry" means: (a) the enquiries of HMRC into the corporation tax returns of PPL UK Resources Ltd in respect of the accounting periods ended 31 March 2017 and 31 March 2018 (and any subsequent accounting periods commencing before the Completion Date) relating to the deduction of interest on intragroup loans from non-UK resident companies; and (b) any enquires of HMRC in respect of the same or similar subject matter, including for the avoidance of doubt any enquiry into any matters relevant to any Anti-hybrid Tax Liability or into the corporation tax returns of the Company in respect of any surrender of Group Relief to the Company by PPL UK Resources Ltd; "income, profits or gains" includes any other measure by reference to which Tax is computed; "Instalment" means any payment which is or becomes due and payable by the Company in accordance with Instalment Payments Regulations; "Instalment Payments Regulations" means the Corporation Tax (Instalment Payments) Regulations 1998 (No. 3175); "Relevant Companies" has the meaning given to it in clause 11; "Relevant Event" means every event, arrangement, circumstance, act, omission, or transaction (including the entry into and completion of the Sale Agreement) done or omitted to be done by the Covenantor or the Company or which in any way concerns or affects the Company whether or not done or omitted to be done by the Company or the Covenantor ; "Relief" means any loss, allowance, credit, exemption, deduction, set-off or relief from, in computing against or in respect of Tax or any right to the repayment of Tax; "Tax Liability" means either an Actual Tax Liability or a Deemed Tax Liability; "taxation statutes" means all statutes, statutory instruments, decrees, orders, enactments, laws, by-laws, directives and regulations, whether domestic or foreign, providing for or imposing any Tax, and shall include any relevant predecessor legislation where that legislation was on substantially the same terms; 1.3 Subject to clause 1.4, any reference to income, profits or gains earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains deemed, treated or regarded to have been earned, accrued or received on or before that date or in respect of that period for the purposes of any Taxation. 1.4 For the purposes of this deed, and in particular for determining to what extent any liability for Tax arises in respect of or by reference to any income, profits or gains earned, accrued or received on or before Completion or otherwise relates to the period ending on the date of Completion, the date of Completion shall be deemed to be an actual accounting date of the Company for the purposes of Part 2 Chapter 2 of the CTA 2009 (or its equivalent in any other jurisdiction) and without prejudice to the generality of the foregoing:

5 (a) any Relief which would on that basis arise after the date of Completion shall be deemed for the purposes of this deed to be a Relief which arises in respect of a period after Completion or in respect of any Relevant Event occurring after Completion; (b) any income, profits or gains which would on that basis accrue after the date of Completion shall be deemed for the purposes of this deed to be income, profits or gains earned, accrued or received after Completion; (c) any Relief which would on that basis arise on or before the date of Completion shall be deemed for the purposes of this deed to be a Relief which arises in respect of a period on or before Completion or in respect of any Relevant Event occurring on or before Completion; (d) any income, profits or gains which would on that basis accrue on or before the date of Completion shall be deemed for the purposes of this deed to be income, profits or gains earned, accrued or received on or before Completion. 1.5 In this deed references to a "repayment of Tax" shall be deemed to include any interest or repayment supplement in connection with any such repayment of Tax. 2. INDEMNITY 2.1 Subject to clause 2.2, the Covenantor hereby covenants with the Buyer to pay from time to time to the Buyer an amount equal to: (a) any Actual Tax Liability of the Company which arises: (i) as a consequence of or by reference to a Relevant Event which occurs or is entered into (or which is deemed to occur or is deemed to be be entered into for any Tax purpose) on or before Completion; or (ii) in respect of any income, profits or gains earned, accrued or received on or before Completion; (b) any Deemed Tax Liability; (c) any Anti-hybrid Tax Liability; and (d) any costs and expenses reasonably and properly incurred or payable by the Buyer or the Company in connection with any Tax Liability which is the subject of a successful claim under this deed or in successfully taking or defending any action under this deed. 2.2 The covenant contained in clause 2.1 shall not apply to any Tax Liability, and the Covenantor shall have no liability under the Tax Warranties, to the extent that: (a) it arises in the ordinary course of business of the Company since the Accounts Date; (b) it has been paid on or before the Accounts Date and such payment was reflected in the Accounts; (c) provision or reserve for the liability to which the same relates has been made in the Accounts (which in respect of any Anti-hybrid Tax Liability shall be deemed to include any provision or reserve in respect of the unavailability of the Group Relief surrenders referred to in the definition of "Anti-hybrid Tax Liability", howsoever arising provided that, for the avoidance of doubt, no such provision or reserve shall be taken into account more than once for the purposes of determining the Covenantor’s liability in under clause 2.1 or in respect of the Tax Warranties (disregarding for these purposes, paragraph 3.1(a) of Schedule 2 of the Sale Agreement));

6 (d) it arises in consequence of any act, omission or transaction of the Company and/or a member of the Buyer's Group after Completion which the Company or the relevant member of the Buyer’s Group knew (or ought to have known) would give rise to such Tax Liability but excluding any act, omission or transaction: (i) carried out pursuant to a legally binding obligation of the Company incurred prior to Completion; or (ii) pursuant to an obligation imposed by any law, regulation or requirement having the force of law; or (iii) taking place at the written request of the Covenantor or in accordance with the terms of the Sales Agreement or this deed; or (iv) occurring in the ordinary and proper course of the business of the Company as at present carried on; (e) it arises as a result of or by reference to income, profits or gains actually earned or received by or actually accrued to the Company on or before the Accounts Date and not reflected in the Accounts provided that the benefit of such income, profit or gain is retained by the Company at Completion or has been expended by the Company in the ordinary course of its business since the Accounts Date; (f) it arises or is increased as a result of any failure by the Buyer to comply with its obligations under this deed or the Sale Agreement; (g) it would not have arisen but for the passing of or any change in, after Completion, any law, rule, regulation, published interpretation of the law or published administrative practice of any government, governmental department, agency or regulatory body or an increase in the rate of Tax or any imposition of Tax not actually or prospectively in force at Completion or any withdrawal of any extra-statutory concession after Completion; (h) it comprises interest or penalties arising by virtue of any underpayment of Tax prior to Completion under the Instalment Payments Regulations insofar as any such underpayment would not have been an underpayment but for a Relevant Event occurring after Completion; (i) it would not have arisen but for: (i) any claim, election, surrender or disclaimer made, or notice or consent given, or any other thing done after the date of Completion (other than one the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Accounts) under or in connection with the provisions of any taxation statutes by the Buyer, the Company or any member of the Buyer's Group; or (ii) the failure or omission by the Company to make any claim, election, surrender or disclaimer, or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Accounts; (j) it would not have arisen but for some act, omission, transaction or arrangement carried out at the written request or with the written approval of the Buyer prior to Completion or which was expressly authorised by the Sale Agreement; (k) it comprises interest or penalties attributable to the unreasonable delay or default of the Buyer or the Company after the Completion Date;

7 (l) any Relief (other than a Buyer's Relief but including the surrender to the Company of any Reliefs or losses by the Covenantor or any member of the Covenantor's Group at no cost to the Company) is available to the Company to set against or otherwise mitigate the Tax Liability in question or would be available on the making of an appropriate claim; (m) it arises as a result of any change after Completion in any accounting policy (including the length of any accounting period for Tax purposes), any Tax or accounting basis or practice of the Company, in all cases provided that the change was not in order to ensure compliance with any obligation imposed by any law, regulation or requirement having the force of law on or prior to Completion; (n) it would not have arisen but for a cessation of or any major change in the nature or conduct of any trade carried on by the Company being a cessation or major change occurring on or after Completion; (o) the Company has satisfied such Tax Liability by receiving cash from a person or persons other than the Buyer or any member of the Buyer's Group (but excluding, for the avoidance of doubt, any of the Group Companies); (p) an amount in respect of such Tax Liability is recoverable by the Buyer's Group under any policy of insurance or would have been so recoverable but for any change in the scope or terms of insurance since the date of the Sale Agreement; (q) the liability concerned comprises a Permitted Leakage Payment; (r) any amount in respect of such Tax Liability has been recovered under the Seller Warranties or otherwise under the Sale Agreement or this deed (or in either case would have been so recovered but for a threshold or de minimis provision limiting liability) or the Covenantor's Group has made payment in respect of such Tax Liability pursuant to Part 14 Chapter 6 of the CTA 2010 or any other provision in the United Kingdom or elsewhere imposing liability on the Covenantor or any member of the Covenantor's Group for Tax primarily chargeable against the Company; or (s) the liability of the Covenantor in respect thereof is limited or restricted pursuant to the provisions of Schedule 2 (Limitations on Seller Liability) of the Sale Agreement where those provisions are expressly stated to apply to Tax Claims. 2.3 Any payment made under this deed between the parties (including in particular any payments made pursuant to clause 2.1 hereof by the Covenantor to the Buyer) shall be treated as an adjustment to the consideration paid by the Buyer under the Sale Agreement for the shares of the Company. 3. TIMING Where the Covenantor becomes liable to make any payment pursuant to clause 2, the due date for the making of that payment shall be the later of seven days after the date of demand therefor and: (a) insofar as the claim relates to an Actual Tax Liability, three days before the last day on which a payment of that Tax may be made by the Company without incurring any liability to interest and/or penalties; (b) insofar as the claim arises in respect of a Deemed Tax Liability: (i) which relates to the loss, non-availability or reduction of a repayment of Tax, three days before the day on which such repayment (or increased repayment) of Tax would have been due;

8 (ii) which relates to the loss, non-availability or reduction of any Accounts Relief other than a repayment of Tax, three days before the last date on which the Company must (to avoid any charge to interest/penalties) pay any Tax which it would not, but for such loss, non-availability or reduction have had to pay; or (iii) which relates to the utilisation or set-off of a Buyer's Relief against any Actual Tax Liability, three days before the last date on which the Company would, but for such utilisation or set-off have been liable to pay such Actual Tax Liability to avoid any charge to interest/penalties; or (c) insofar as the claim arises pursuant to clause 2.1(c), the day on which the costs and expenses fall due for payment. 4. RIGHT TO REIMBURSEMENTS 4.1 If the Buyer or the Company is or becomes entitled to recover from some other person any amount as a result of or by reference to any Tax Liability which is likely to result or has resulted in a payment by the Covenantor to the Buyer under this deed or under the Tax Warranties, then the Buyer shall as soon as is reasonably practicable notify the Covenantor of the said entitlement and, if so required by the Covenantor and if the Covenantor undertakes to pay all reasonable costs and expenses properly incurred by the Buyer and the Company, shall and shall procure that the Company shall enforce that recovery (keeping the Covenantor fully informed of progress) and shall apply the same in accordance with clause 4.2. 4.2 If the Buyer or the Company receives a recovery as mentioned in clause 4.1 or a Relief or other benefit of a monetary nature as a result of a Tax Liability which gives rise to a claim by the Buyer under the terms of this deed or the Tax Warranties then the Buyer shall promptly pay to the Covenantor any amount equal to so much of the recovery, Relief or other such benefit received (less any Tax paid by the recipient in respect thereof and all costs and expenses incurred by the Buyer or the Company in enforcing such recovery to the extent such costs and expenses have not been previously paid by the Covenantor pursuant to clause 4.1) as does not exceed the amount which the Covenantor has previously paid under this deed or the Sale Agreement (together with so much of any interest or repayment supplement paid to the recipient of the recovery, Relief or benefit in respect thereof as corresponds to the proportion of the recovery, Relief or benefit accounted for under this clause. For the purposes of this clause 4.2, the amount of any Relief received shall be equal to the amount of Tax actually saved by a member of the Buyer's Group as a result of the Relief, and the Buyer shall use its reasonable endeavours to utilise the Relief but for the avoidance of doubt will not be required to prioritise the Relief over any other Reliefs available to the Buyer's Group. 4.3 Clause 4.2 shall not apply to the extent that any relevant recovery, Relief or other benefit has already been (or is required to be) taken into account for the purposes of the Insurance Policy by reducing the amount payable to the Buyer or being required to be paid by the Buyer thereunder. 4.4 Any rights of the Covenantor under this clause 4 shall expire on the date which is seven years after the date of Completion unless notice of a Tax Claim has been received by the Seller prior to that date and any such Tax Claim is still outstanding as at that date, in which event the rights of the Covenantor under this clause 4 shall expire on the date which is six months after all such Tax Claims which were so outstanding have been Finally Determined. 5. OVERPROVISIONS 5.1 The Covenantor may require the auditors for the time being of the Company to certify (at the Covenantor's expense) the existence and amount of any overprovision and the Buyer

9 shall provide, or procure that the Company provides, any information or assistance reasonably required for the purpose of production by the auditors of a certificate to that effect. 5.2 If any liability contingency or provision in the Accounts has proved to be an overprovision, then the amount of such overprovision shall be dealt with in accordance with clause 5.3. 5.3 Where it is provided under clause 5.2 that any amount is to be dealt with in accordance with this clause 5.3: (a) the amount of the overprovision shall first be set against any payment then due from the Covenantor under this deed or under the Tax Warranties; (b) to the extent there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under this deed or under the Tax Warranties (and not previously refunded) up to the amount of the excess; and (c) to the extent that the excess referred to in clause 5.3(b) is not exhausted under that clause, the remainder of that excess shall be carried forward and set against any future payment or payments which become due from the Covenantor to the Buyer under this deed or under the Tax Warranties. 5.4 For the purposes of this clause an overprovision exists if (applying the accounting policies, principles and practices adopted in relation to the preparation of the Accounts): (a) any liability in respect of Tax (including any liability in respect of deferred Tax) has been overstated in the Accounts, or such liability has been discharged or satisfied below the amount attributed thereto in the Accounts; or (b) any contingency or provision in respect of Tax in the Accounts proves to be overstated. 5.5 Clause 5.2 shall not apply if and to the extent that the relevant overprovision arises or is increased as a result of: (a) the availability of a Buyer’s Relief; (b) the availability of a Relief which has already been taken into account in reducing the Covenantor’s liability under this deed or the Sale Agreement or which has already given rise to a set-off against a payment due from the Covenantor under this deed or the Sale Agreement or to a payment by the Buyer to the Covenantor under this deed or the Sale Agreement; or (c) the availability of any Relief which has been taken into account for the purposes of the Insurance Policy by reducing the amount payable to the Buyer or is required to be paid by the Buyer thereunder. 5.6 Any rights of the Covenantor under this clause 5 shall expire on the date which is seven years after the date of Completion unless notice of a Tax Claim has been received by the Seller prior to that date and any such Tax Claim is still outstanding as at that date, in which event the rights of the Covenantor under this clause 5 shall expire on the date which is six months after all such Tax Claims which were so outstanding have been Finally Determined. 6. REFUNDS 6.1 The Buyer shall promptly notify the Covenantor of any repayment or right to a repayment of Tax which the Company is or becomes entitled to or receives in respect of a Relevant Event occurring prior to the Accounts Date or in respect of any period (or part of any period)

10 prior to the Accounts Date, where or to the extent that such right or repayment was not included in the Accounts as an Accounts Relief and does not comprise interest accrued after Completion on such an amount included in the Accounts (a "Refund"). 6.2 Clauses 5.3 and 5.5 shall apply to the amount of any Refund obtained (less any reasonable costs incurred by the Buyer or the Company of obtaining it) in the same manner as those clauses applies to amount of any relevant overprovision. 6.3 For the purposes of this clause 6 a Refund shall be deemed to include circumstances where a right to repayment or refund is credited or otherwise set off against any liability for Tax in respect of which the Covenantor would not have been liable to make a payment under clause 2.1 of this deed or for breach of the Tax Warranties in the absence of such credit or set off (but excluding any liability for Tax in respect of which the Covenantor would have been liable under clause 2.1 to the extent that the Buyer has no recourse under the Insurance Policy in respect of the liability for Tax against which the refund has been so credited or otherwise set off). 6.4 Any rights of the Covenantor under this clause 6 shall expire on the date which is seven years after the date of Completion unless notice of a Tax Claim has been received by the Seller prior to that date and any such Tax Claim is still outstanding as at that date, in which event the rights of the Covenantor under this clause 6 shall expire on the date which is six months after all such Tax Claims which were so outstanding have been Finally Determined. 7. RESISTANCE OF CLAIMS 7.1 If the Buyer or the Company becomes aware of any Claim for Tax which may result in the Buyer having a an Anti-hybrid Tax Indemnity Claim (including where such Claim for Tax would so result in any such case but for the provisions of clause 2.2 and any Claim for Tax arising in connection with any HMRC Enquiry), the Buyer shall give notice to the Covenantor in the manner provided by the Sale Agreement as soon as is reasonably practicable on becoming aware and in any event at least 15 Business Days prior to the expiry of any time limit in which an appeal against the Claim for Tax has to be made and the Covenantor shall be entitled at its sole discretion (but after consultation with the Buyer) to resist any such Claim for Tax in the name of the Buyer or the Company or any of them but at the expense of the Covenantor and to have the conduct of any investigation, appeal or incidental negotiations provided that: (a) the Covenantor shall indemnify the Buyer and/or the Company (as applicable) against any reasonable third party costs or expenses which they may properly suffer or incur as a result of the Covenantor assuming conduct of the relevant Claim for Tax or any action or step that the Covenantor requests the Buyer to take or procure is taken in relation to any such Claim for Tax (including any additional liability to Tax); (b) the Buyer shall be kept informed of all relevant material matters pertaining to the Claim for Tax; and (c) no material written communication pertaining to the Claim for Tax (and in particular no proposal for or consent to any settlement or compromise thereof) shall be transmitted on behalf of the Buyer or the Company to HMRC or other Taxation Authority or governmental body or authority without the same having been submitted to and approved by the Buyer such approval not to be unreasonably conditioned, withheld or delayed (taking into account the covenant to pay at clause 2.1(c) above). The Covenantor shall not unreasonably refuse to make any reasonable amendments to any such relevant material communication as the Buyer may request.

11 7.2 If the Buyer or the Company receives any notice, correspondence or other information in connection with the HMRC Enquiry, the Buyer shall promptly provide this to the Covenantor. 7.3 Subject to the Covenantor’s obligations as set out in clause 7.1(a), the Covenantor shall have the conduct of the HMRC Enquiry and shall be entitled to resist it in the name of the Buyer or the Company or any of them but at the expense of the Covenantor, and in particular shall have the conduct of any investigation, appeal or incidental negotiations provided that: (a) the Buyer shall be kept informed of all relevant material matters pertaining to the HMRC Enquiry; and (b) no material written communication pertaining to the HMRC Enquiry (and in particular no proposal for or consent to any settlement or compromise thereof) shall be transmitted on behalf of the Buyer or the Company to HMRC or other Taxation Authority or governmental body or authority without the same having been submitted to and approved by the Buyer such approval not to be unreasonably conditioned, withheld or delayed (taking into account the covenant to pay at clause 2.1(c) above). 7.4 The Buyer shall give and shall procure that the Company gives the Covenantor all reasonable co-operation, access and assistance, technical or otherwise, for the purpose of resisting or otherwise conducting any Claim for Tax or the HMRC Enquiry. 7.5 The Covenantor shall not be entitled to take any action on behalf of the Buyer or the Company in relation to a Claim for Tax in respect of which it has assumed conduct under clause 7.1: (a) which involves an appeal to any appellate court or tax tribunal (which for the avoidance of doubt in the UK shall include the Tax Chamber of the First Tier Tribunal), without an opinion (obtained at the sole expense of the Covenantor) from Tax Counsel of appropriate seniority (acting as expert and not as arbitrator) that the making of an appeal is a reasonable course of action, taking into account all relevant factors including (without limitation) the likelihood of success; or (b) if such action would in the reasonable opinion of the Buyer materially conflict with or result in a material breach of the Buyer's obligations under the Insurance Policy. 8. TAX RETURNS 8.1 The Buyer or its duly authorised agents shall (subject to clause 8.3) be responsible for and have the conduct of preparing, submitting and agreeing all Tax Returns of the Company and the Retained Companies for all accounting periods ending on or before the date of Completion subject to such Tax Returns being submitted in draft form to the Covenantor or its duly authorised agent for comment 45 days before the same is due to be sent to the relevant Taxation Authority. All such Tax Returns shall be prepared, so far as possible, on a basis consistent with previous practice. The Covenantor or its agent shall comment within 21 days of such submission and if the Buyer has not received comments within that period, the Covenantor or its agents shall be deemed to have approved such draft Tax Returns. If the Covenantor or its agents have any comments or suggestions, the Buyer or its agents shall adopt such comments or suggestions provided always that: (a) in the case of any comments or suggestions that relate to a Tax Return of a Company, such comments or suggestions are reasonable and relate to any matter which could give rise to or increase the amount of an Anti-hybrid Tax Indemnity Claim; and (b) nothing herein shall oblige the Buyer to submit any computation or other document unless the same is accurate and complete in all material respects.

12 So far as possible, the Covenantor and the Buyer shall respectively afford (or procure to be afforded) to the other or its duly authorised agents such information and assistance as may reasonably be required to prepare, submit and agree such Tax Returns, including for the avoidance of doubt that at the request of the Buyer the Covenantor shall cause such Tax Returns of the Retained Companies to be authorised, signed and returned to the Buyer or the Company or its duly authorised agent for submission to the appropriate Taxation Authority without undue or unreasonable delay. 8.2 The Buyer or its duly authorised agents shall (subject to clause 8.3) be responsible for and have the conduct of preparing, submitting and agreeing the Tax Returns of the Company and the Retained Companies for the accounting period in which Completion takes place subject to such Tax Returns being submitted in draft form to the Covenantor or its duly authorised agent for comment 45 days before the same is due to be sent to the relevant Taxation Authority. All such Tax Returns shall be prepared, so far as possible, on a basis consistent with previous practice. The Covenantor or its agent shall comment within 21 days of such submission and if the Buyer has not received comments within that period, the Covenantor or its agents shall be deemed to have approved such draft Tax Returns. If the Covenantor or its agents have any comments or suggestions, the Buyer or its agents shall not unreasonably refuse to adopt such comments or suggestions provided always that: (a) in the case of any comments or suggestions that relate to a Tax Return of a Company, such comments or suggestions are reasonable and relate to any matter which could give rise to or increase the amount of an Anti-hybrid Tax Indemnity Claim; and (b) nothing herein shall oblige the Buyer to submit any computation or other document unless the Buyer is satisfied that the same is accurate and complete in all material respects. So far as possible, the Covenantor and the Buyer shall respectively afford (or procure to be afforded) to the other or its duly authorised agents such information and assistance as may reasonably be required to prepare, submit and agree such Tax Return, including for the avoidance of doubt that at the request of the Buyer the Covenantor shall cause such Tax Returns of the Retained Companies to be authorised, signed and returned to the Buyer or the Company or its duly authorised agent for submission to the appropriate Taxation Authority without undue or unreasonable delay. 8.3 The Buyer shall procure that the Company shall cause all such claims, disclaimers, surrenders and elections as may be directed by the Covenantor relating to all accounting periods or part thereof ending on or before the date of Completion (and such other claims, surrenders and elections necessary to mitigate any Tax Liability which has given or would otherwise give rise to a claim under this deed or the Tax Warranties) to be prepared and submitted to the appropriate Taxation Authority without undue or unreasonable delay. 8.4 The Buyer shall procure that no Claim for Tax, Tax Liability, action or issue in respect of which the Covenantor could be required to make a payment under this deed in respect of an Anti-hybrid Tax Indemnity Claim is settled or otherwise compromised without the Covenantor's prior written consent, such consent not to be unreasonably withheld, and the Buyer shall and shall procure that the Company and its advisers do not submit any correspondence or return or send any other document to any Taxation Authority in circumstances where the Buyer or any such person is aware or could reasonably be expected to be aware that the effect of submitting such correspondence or return or sending such document would or could be to put such Taxation Authority on notice of any matter which could give rise to, or could increase, an Anti-hybrid Tax Indemnity Claim without first affording the Covenantor a reasonable opportunity to comment thereon and without taking account of such comments so far as it is reasonable to do so. 8.5 Each of the parties acknowledges that:

13 (a) the Buyer and any other member of the Buyer's Group, including the Company following Completion; (i) disclaims any duty of care to the Covenantor or any member of the Covenantor's Group (including any of the Retained Companies) in respect of the contents of any Tax Returns prepared on behalf of the Retained Companies in accordance with this clause 8 or to ensure the accuracy of their contents or accuracy or care in their preparation; (ii) shall not be liable to the Covenantor or any member of the Covenantor's Group (including any of the Retained Companies) in respect of any cause of action arising in connection with the preparation of any Tax Returns prepared on behalf of the Retained Companies in accordance with this clause 8, save for gross negligence, wilful misconduct and fraud; and (b) the Covenantor shall reimburse the Buyer for all reasonable costs incurred by the Buyer or any other member of the Buyer's Group, including the Company following Completion, in connection with the preparation of any Tax Returns prepared on behalf of the Retained Companies in accordance with this clause 8. 9. COUNTER INDEMNITY 9.1 The Buyer hereby covenants with the Covenantor to pay to the Covenantor an amount equal to any liability to Tax or any amount on account of Tax for which the Covenantor or any member of the Covenantor's Group becomes liable as a result of the failure: (a) at any time by any member of the Buyer's Group (other than any of the Group Companies); or (b) after Completion by the Company, to discharge an amount of Tax that has been assessed on it. 9.2 The Covenantor hereby covenants with the Buyer to pay to the Buyer an amount equal to any liability to Tax or any amount on account of Tax for which the Buyer or any member of the Buyer's Group becomes liable as a result of the failure by the Covenantor or any member of the Covenantor's Group to discharge an amount of Tax that has been assessed on it. 9.3 The covenants contained in clause 9.1 and 9.2 shall: (a) extend to all third party costs reasonably and properly incurred or payable in connection with such liability to Tax under clause 9.1 which is the subject of a successful claim under this deed; (b) not apply to any liability to Tax to the extent that the Buyer could claim payment in respect of it under clause 2 or for breach of the Tax Warranties; and (c) not apply to Tax to the extent it has been recovered under any relevant statutory provision (and the Buyer or the Covenantor as the case may be shall procure that no recovery is sought to the extent that payment is made hereunder). 9.4 Clauses 3 and 7 of this deed shall apply to the covenants contained in this clause 9 as they apply to the covenants contained in clause 2, replacing (in the case of the covenant contained in clause 9.1) references to the Covenantor by the Buyer (and vice versa) and (in the case of the covenants contained in clause 9.1 and 9.2) making any other necessary modifications.

14 10. GROUP RELIEF 10.1 If, prior to the utilisation of all Reliefs, the Company shall have an actual liability to pay corporation tax (or would otherwise have such a liability but for the surrender contemplated by this clause 10.1) or has paid corporation tax in respect of any accounting period beginning prior to Completion, then: (a) the Covenantor shall, at the written direction of the Buyer, procure that PPL UK Resources Limited takes all steps as the Buyer may require to surrender to the Company all such amounts of Group Relief as are available and permitted by law to be surrendered to the Company in respect of the accounting periods ended 31 March 2020 and 31 March 2021; and (b) the Buyer shall, at the written direction of the Covenantor, procure that the Company takes all steps as the Covenantor may require to allow the Covenantor to surrender or procure the surrender by any relevant member of the Covenantor's Group to the Company of Group Relief to the extent permitted by law. 10.2 No payment shall be made for any surrender of Group Relief pursuant to this clause 10. 11. VALUE ADDED TAX 11.1 On or before Completion the Covenantor shall notify HMRC, or procure that the Company notifies HMRC, that from the date of Completion PPL UK Resources Limited and PPL WPD Limited (the "Relevant Companies") will not qualify under section 43(A) of the Value Added Tax Act 1994 ("VATA") to be treated as members of any group registration formed under the said section by or with the Company. Immediately upon notification by HMRC, the Covenantor shall inform the Buyer, or if received post-Completion by the Company the Buyer shall inform the Covenantor, of the date ("the Effective Date") from which the Relevant Companies shall be removed from any such registration ("the Relevant Group"). 11.2 Within ten working days of the end of the prescribed accounting period (as defined by section 25(1) of VATA) for the Relevant Group containing the Effective Date or of any prescribed accounting period ending after Completion but before the Effective Date, the Covenantor shall provide the Buyer with information relating to the Relevant Companies required by the representative member of the Relevant Group for the purposes of section 43 of the VATA (the "Representative Member") to complete the return to HMRC for that period. Save to the extent such amounts have been previously paid: (a) the Covenantor shall pay the Buyer (for itself or on behalf of the Representative Member); or (b) if negative the Buyer (for itself or on behalf of the Representative Member) shall pay the Covenantor, the amount of value added tax due on supplies made by the Relevant Companies in that period (but not on any supply made after the Effective Date) less the amount of any input tax deductible under section 25(2) of VATA by the Relevant Group on supplies made to the Relevant Companies in the period or otherwise by virtue of the Company being a member of the Relevant Group. 11.3 The deeming provisions of section 43(1)(b) and (c) of the VATA 1994 shall be disregarded for all periods in determining what supplies, self supplies, importations or acquisitions have been made or are deemed to have been made by or to any person for the purposes of clause 11.2. 12. TRANSFER PRICING 12.1 In this clause 12:

15 "balancing payment" means a payment made by a person to whom a compensating adjustment is available to a person who has suffered the transfer pricing adjustment to which the compensating adjustment relates; "compensating adjustment" means any Relief available to a person as a consequence of a transfer pricing adjustment made in respect of another person; and "transfer pricing adjustment" means the computation of profits or losses for Tax purposes in relation to any transaction or series of transactions which substitutes arm's length terms for the actual terms agreed. 12.2 The Buyer and Covenantor agree that: (a) in respect of any transfer pricing adjustment applying to the Company which could result in a compensating adjustment being available to any member of the Covenantor's Group; and (b) in respect of any transfer pricing adjustment applying to any member of the Covenantor's Group which could result in a compensating adjustment being available to the Company, they each shall take, and shall procure that there are taken, such steps (including claims, elections, consents, the provision of information or otherwise) as the other party or parties may reasonably request in writing to claim the benefit of the compensating adjustment, and shall keep the other party or parties informed of material progress of such steps (including providing it with copies of all relevant correspondence and documentation). 12.3 If: (a) any member the Covenantor’s Group claims a corresponding adjustment in respect of any transfer pricing adjustment as is referred to in clause 12.2(a); or (b) the Company (or any member of the Buyer's Group) claims a corresponding adjustment in respect of any transfer pricing adjustment as is referred to in clause 12.2(b), and that company receives or obtains a payment or Relief which comprises or would not have arisen but for such corresponding adjustment, the Covenantor shall promptly pay to the Buyer (in a case falling within clause 12.3(a)) or the Buyer shall promptly pay to the Covenantor (in a case falling within clause 12.3(b)) the amount received or the amount that the person concerned actually saved by virtue of the payment or Relief (less any reasonable costs of recovering or obtaining such payment or Relief and any Tax actually suffered thereon) save to the extent that such amount exceeds the amount by which the Company’s, that member of the Buyer’s Group’s or that member of the Covenantor's Group's (as applicable) liability to Tax as a result of that transfer pricing adjustment is so increased, except where any amount so saved arises as a result of the use of an Accounts Relief. 13. GROSS UP 13.1 All sums payable by either party to the other under this deed shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law. 13.2 In the event that deductions or withholdings on account of Tax are required from any payments made pursuant to clauses 2 or 9, or in the event that the recipient shall incur any liability for Tax chargeable or assessable in respect of any payment pursuant to clauses 2 or 9, the payer shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the recipient (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding

16 been made and/or no such liability to Tax been incurred and, in applying this clause 13, no account shall be taken of the extent to which any liability for Tax may be mitigated or offset by any Relief available to the recipient so that where such Relief is available the additional amount payable hereunder shall be the amount which would have been payable in the absence of such availability. 13.3 If, following the payment of an additional amount under clause 13.2 above, the recipient subsequently obtains a saving, reduction, credit or payment in respect of the deduction or withholding giving rise to such additional amount, the recipient shall pay to the payer a sum equal to an amount which the recipient determines (acting reasonably) will leave it (after that payment) in the same after-Tax position as it would have been in had the further sums paid pursuant to clause 13.2 not been required to be made to the recipient, such payment to be made within seven days of the receipt of the saving, reduction, credit or payment as the case may be. 14. MISCELLANEOUS 14.1 In determining the amount of any recovery, the amount of any Relief or other benefit received by any company or person for the purposes of this deed, any party hereto shall be entitled to require that the auditors of the company or person in question (or if the auditors are unwilling or unable to act such other firm of chartered accountants as may be agreed between the parties or may, in default of agreement, be appointed at the request (and expense) of either party by the President or next available officer of the Institute of Chartered Accountants) shall be instructed to determine the amount in question or whether any earlier determination in respect thereof remains correct in the light of all relevant circumstances including circumstances which have only become known since such earlier determination and the fees of such auditors or accountants shall be paid by such of the parties as the auditors or accountants may themselves determine as being fair and reasonable. Any determination made by the auditors or accountants shall be binding upon the parties who shall make such adjusting payments (if any) as may be required to reflect the same as soon as practicable thereafter. 14.2 The provisions of clauses 22 (Variation), 23 (Waiver), 24 (Invalidity), 25 (Notices), 26 (Counterparts), 27 (Governing Law and Jurisdiction) and 28 (Third Party Rights) and any assignment of the Sale Agreement shall apply to this deed as if the same were incorporated herein mutatis mutandis. For the avoidance of doubt, this deed is subject to the provisions of Schedule 2 (Limitations on Seller Liability) of the Sale Agreement to the extent provided therein. 15. CONDITIONALITY 15.1 Notwithstanding any other clause of this deed, the Covenantor and the Buyer agree that this deed, and all the provisions thereof, shall be conditional upon Completion occurring and no obligation under this deed shall be legally binding unless and until Completion has occurred and the Buyer has satisfied all of its obligations pursuant to clause 6.4 of the Sale Agreement. IN WITNESS whereof this deed has been executed on the date first above written